                                                                 EXHIBIT 4(a)(i)
[Logo for IL Annuity and Insurance Company 2960 North Meridian Street Indianapolis, Indiana 46208 A Member of the Indianapolis Life Group of Companies]

                          READ YOUR CONTRACT CAREFULLY

RIGHT TO EXAMINE YOUR CONTRACT. You may return this Contract to us for any reason within 10 days after You receive it (20 days if this Contract is replacing another annuity contract or insurance policy). You may return the Contract by mailing it to us at the address of the Annuity Service Office shown on Page 3. Your Written Request for cancellation must accompany the Contract. If returned, we will pay to You an amount equal to the sum of (i) the difference between the premiums paid and the amounts allocated to any Account under the Contract and (ii) the Contract Value on the date of cancellation. You bear the investment risk only during the period prior to the Company's receipt of the request for cancellation.

THIS CONTRACT is a legal contract between the Owner and the IL Annuity and Insurance Company.

WE AGREE to provide the benefits and rights set out on this page and the pages that follow which are part of the Contract. They are provided as consideration for the application and the payment of premium for the Contract.

THE CONTRACT, the attached application, and any amendments, riders or endorsements make up the entire contract. The Contract does not take effect until we have received the initial premium.

VALUES AND PAYMENTS, WHEN BASED ON INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. THE VARIABLE PROVISIONS ARE DESCRIBED IN SECTION 6.

Signed for us on the Date of Issue at the Home Office of the Company at 2960 North Meridian Street, Indianapolis, Indiana 46208.


        /s/ Margaret M. McKinney                   /s/ Gregory J. Carney

               Secretary                                 President

              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               NON-PARTICIPATING
                                FLEXIBLE PREMIUM
                           INCOME PAYABLE AT MATURITY
                   DEATH BENEFIT PAYABLE IN THE EVENT OF THE
                      ANNUITANT'S DEATH PRIOR TO MATURITY


VA-95                                   1

                    SECTION 1 - GUIDE TO CONTRACT PROVISIONS

SECTION                                                               PAGE
     1           GUIDE TO CONTRACT PROVISIONS                          2

     2           CONTRACT SPECIFICATIONS                               3

     3           DEFINITIONS                                           4

     4           PREMIUMS                                              6

     5           CONTRACT VALUE                                        6

     6           SEPARATE ACCOUNT PROVISIONS                           8

     7           WITHDRAWAL PROVISIONS                                 9

     8           OWNERSHIP PROVISIONS                                  11

     9           DEATH BENEFITS PROVISIONS                             12

     10          PAYOUT PLAN PROVISIONS                                13

     11          MATURITY BENEFIT PROVISIONS                           14

     12          GENERAL PROVISIONS                                    15

     13          TABLES                                                17

The Application and Any Additional Forms Will Follow Section 13


VA-95                                 Page 2

                           SECTION 2 - SPECIFICATIONS


                        CONTRACT NUMBER         [VA00001] [William P. Ryker] ANNUITANT

                          DATE OF ISSUE         [May 31, 1995]   [June 1, 2020] COMMENCEMENT
                                                                                DATE

                           AGE AT ISSUE         [40]

                        INITIAL PREMIUM         [$10,000]
                                                PREMIUMS MAY BE CONTINUED TO THE
                                                ANNUITY COMMENCE DATE

                     PREMIUM TAX CHARGE         [state variable]%

                           CONTRACT FEE         $7.50 PER CONTRACT QUARTER

                          MORTALITY AND         1.25% PER ANNUM OF THE AVERAGE DAILY
                    EXPENSE RISK CHARGE         VARIABLE ACCOUNT VALUE

                         ADMINISTRATIVE         .15% PER ANNUM OF THE AVERAGE DAILY
                                 CHARGE         VARIABLE ACCOUNT VALUE

                       VARIABLE ACCOUNT         FIRST 12 REQUESTS PER CONTRACT YEAR - $0
                           TRANSFER FEE         13 OR MORE PER CONTRACT YEAR - $25.00
                                                EACH TRANSFER

             FIXED ACCOUNT MINIMUM INTEREST RATE 3.0%

                      WITHDRAWAL CHARGE         IF YOU WITHDRAWAL ALL OR PART OF THE CONTRACT VALUE,
                                                WITHDRAWAL CHARGES MAY APPLY.  SEE PAGE 9.

                 ANNUITY SERVICE OFFICE         IL ANNUITY AND INSURANCE COMPANY
                                                ANNUITY SERVICE OFFICE
                                                P.O. BOX 364
                                                HADDAM, CT  06438
                                                1-800-388-1331


VA-95                                 Page 3

PREMIUM ALLOCATIONS       THE INITIAL PREMIUM WILL BE ALLOCATED AS SPECIFIED IN
                          YOUR APPLICATION.  THE SAME ALLOCATIONS WILL BE MADE
                          FOR EACH SUBSEQUENT PAYMENT UNLESS YOU CHANGE THE
                          ALLOCATIONS BY WRITTEN REQUEST OR, AT THE TIME OF A
                          PREMIUM PAYMENT, YOU INSTRUCT US TO ALLOCATE THAT
                          PAYMENT DIFFERENTLY.

SEPARATE ACCOUNT          IL ANNUITY AND INSURANCE CO. SEPARATE ACCOUNT I


                        PORTFOLIO FUND IN WHICH VARIABLE
VARIABLE ACCOUNT OPTIONS          ACCOUNT INVESTS:
------------------------          -----------------------------------------------
ASSET MANAGER*                    FIDELITY ASSET MANAGER
CONTRAFUND*                       FIDELITY CONTRAFUND PORTFOLIO
EQUITY INCOME*                    FIDELITY EQUITY INCOME FUND
GOLD AND NATURAL RESOURCE         VAN ECK GOLD AND NATURAL RESOURCE
                                    FUND
GROWTH*                           FIDELITY GROWTH FUND
INDEX 500*                        FIDELITY INDEX 500 FUND
INTERNATIONAL STOCK *             T. ROWE PRICE INTERNATIONAL STOCK
                                    FUND
INVESTMENT GRADE BOND*            FIDELITY INVESTMENT GRADE BOND FUND
LIMITED TERM BOND*                T. ROWE PRICE LIMITED TERM BOND FUND
MANAGED*                          QUEST FOR VALUE MANAGED PORTFOLIO
MIDCAP GROWTH*                    ALGER AMERICAN MIDCAP GROWTH
                                    PORTFOLIO
MONEY MARKET*                     FIDELITY MONEY MARKET FUND
SMALL CAPITALIZATION*             ALGER AMERICAN SMALL
                                    CAPITALIZATION PORTFOLIO
SMALL CAP*                        QUEST FOR VALUE SMALL CAP PORTFOLIO
WORLDWIDE BALANCED*               VAN ECK WORLDWIDE BALANCED FUND


*ELIGIBLE VARIABLE ACCOUNTS. PREMIUMS ALLOCATED TO AND HELD IN ONE OR MORE OF THESE ELIGIBLE VARIABLE ACCOUNTS UNTIL THE MATURITY BENEFIT DATE AND FOR A MINIMUM OF 10 YEARS OR MORE ARE ELIGIBLE FOR THE MATURITY BENEFIT. SEE PAGE 13.


VA-95                                 Page 4

                            SECTION 3 - DEFINITIONS

ACCOUNT - Any of the Variable Accounts or the Fixed Account.

ACCUMULATION UNIT - An accounting measure used to calculate the value of a Variable Account before annuity payments begin.

AGE - Age last birthday unless otherwise specified.

ANNUAL FREE WITHDRAWAL AMOUNT - The amount of Contract Value that can be withdrawn in any Contract Year without a withdrawal charge.

ANNUITANT - The natural person (or persons) whose life (or lives) determine the annuity payment benefits payable under the Contract. The maximum number of joint annuitants is two and the provisions referring to the death of an annuitant mean the death of the last surviving annuitant. The Annuitant may not be changed.


ANNUITY COMMENCEMENT DATE - The date on which annuity payments are to begin. You may specify an Annuity Commencement Date. If You do not, the Annuity Commencement Date is the later of the Annuitant's age 70 or 10 years after the date of issue. If this contract is a Qualified Contract, the Annuity Commencement Date is age 70 1/2.


ANNUITY SERVICE OFFICE - The office which provides service for this contract. The mailing address is PO Box 364, Haddam, Connecticut, 06438. If the address changes we will notify you.

ANNUITY UNIT - An accounting unit of measure used to calculate the amount of annuity payments under a variable annuity option.

BENEFICIARY - The person(s) named by the Owner to receive the death benefit if the Annuitant dies before the Annuity Commencement Date.

CONTRACT FEE - An amount which is deducted from the Contract Value at the end of each contract quarter or on the date of full surrender, if earlier.

CONTINGENT OWNER - The person (or persons) who will own the Contract following the Owner's death (or the death of the last surviving Joint Owner).

CONTRACT PERIODS AND ANNIVERSARIES - Contract Years, contract months and contract quarters are measured from the Date of Issue . Each contract month begins on the same day in each calendar month as the Date of Issue. If the end of a premium period or a Contract Year is indicated by an age, it ends on the contract anniversary immediately following the birthday on which the Annuitant reaches that age.


VA-95                                 Page 5

CONTRACT VALUE - The dollar value as of any valuation date of all amounts accumulated under this Contract. It is the sum of the Separate Account Value and the Fixed Account Value.

CONTRACT YEAR - A twelve month period beginning on the Date of Issue or on a Contract Anniversary.

DATE OF ISSUE - The date (shown in Section 2 - Contract Specifications) on which the first Contract Year begins.

DOLLAR COST AVERAGING - Owner initiated systematic transfers from one or more Variable Accounts to any other available Variable Account.

ELIGIBLE VARIABLE ACCOUNT - Premiums allocated to an Eligible Variable Account until the Maturity Benefit Date and for a minimum of ten years are eligible for the Maturity Benefit. Eligible Variable Accounts are those Variable Accounts which invest in Funds which, in turn, invest primarily in stocks, equity securities, bonds or money market instruments.

FIXED ACCOUNT - Part of the Company's General Account to which all or a portion of the Contract Value may be allocated.

FIXED ACCOUNT CURRENT RATE - The applicable interest rate contained in a schedule of rates established by the Company from time to time.

FIXED ACCOUNT VALUE - The value of the Contract in the Fixed Account prior to the Annuity Commencement Date.

FUND - Any open-end management investment company (or investment portfolio thereof) or unit investment trust in which a Variable Account invests. The current Funds are shown on Page 3A of this Contract.

GENERAL ACCOUNT - All assets of the Company other than those allocated to separate accounts.

MATURITY BENEFIT - On the Maturity Benefit Date, the Maturity Benefit is: (a) the premium payments which were allocated to an Eligible Variable Account which have remained continuously for a minimum of ten years in that Eligible Variable Account, minus (b) the value of that Eligible Variable Account. Eligible Variable Accounts are those which are allocated to Funds which invest primarily in stocks, equity securities, bonds or money market instruments.

MATURITY BENEFIT DATE - The later of the Annuitant's age 70 or 10 years after the date of issue.

NET PREMIUM PAYMENT - The premium payment minus any applicable premium tax.

OWNER - The person(s) who own(s) the Contract. "JOINT OWNERS" are two natural persons who own the Contract equally with the right of survivorship.


VA-95                                 Page 6

PAYEE - The person(s) who receive annuity payments. A "SUCCESSOR PAYEE" receives any guaranteed annuity payments after the death of the Payee.

PAYOUT PLAN - An arrangement under which annuity payments are made under this Contract.

PREMIUM TAX - The amount of tax, if any, charged by federal, state or municipal entity on premium payments or Contract Values.

QUALIFIED CONTRACT - A Contract that is issued in connection with retirement plans that qualify for special federal income tax treatment under Sections 401, 403(b) or 408 of the Internal Revenue Code.

SEC - The U.S. Securities and Exchange Commission.

SEPARATE ACCOUNT - A separate investment account of the Company designated on Page 3A. The Separate Account is divided into Variable Accounts, each of which invests in shares of one of the Funds.

SEPARATE ACCOUNT VALUE - The value of the Contract in the Separate Account prior to the Annuity Commencement Date.

SURRENDER VALUE - The Contract Value minus (1 ) any applicable withdrawal charges; (2) any premium taxes not previously deducted; and (3) the Contract fee.

VALUATION DATE - Each day the New York Stock Exchange is open, except for any day that the Variable Account's corresponding Fund does not value its shares.

VARIABLE ACCOUNTS - The subdivisions of the Separate Account which are used to determine how the Owner's Account is allocated between the Funds. The assets of the Variable Account are invested in a corresponding Portfolio of a designated Fund.

WE, US, OUR AND COMPANY - IL Annuity and Insurance Company.

WRITTEN REQUEST - A Written Request or notice in a form satisfactory to the Company which is signed by the owner and received at the Annuity Service Office.

YOU, YOUR - The Owner or Joint Owners.

                              SECTION 4 - PREMIUMS

PREMIUMS
The initial premium is payable on or before delivery of this Contract. Any premiums after the initial premium are payable at our Annuity Service Office. All premiums are payable in U.S. Dollars. The initial premium is shown on Page
3. The minimum premium is $1,000. We retain


VA-95                                 Page 7
the right not to accept additional premiums in any one year which exceed two times the initial premium and not to accept total premiums in excess of $250,000.

You may continue premium payments until the earliest of:
         a)      the Annuity Commencement Date
         b)      full withdrawal of the Contract Value
         c) the date You attain age 85 (age 70-1/2, if this is a Qualified Contract)

ALLOCATION OF PREMIUMS
This Contract allows You to allocate Net Premium Payments to any Variable Account of the Separate Account and the Fixed Account subject to any minimum allocation amounts established by the Company. If allocations are made in percentages, whole percentages must be used. The initial premium will be allocated as specified in your application. The same allocations will be made for each subsequent payment unless You change the allocations by Written Request or, at the time of a premium payment, You instruct us to allocate that payment differently.

You may have up to 10 different Accounts at any time.

                           SECTION 5 - CONTRACT VALUE

CONTRACT VALUE
The Contract Value at any time is the sum of the Fixed Account Value and the Separate Account Value.

Unless You indicate otherwise, amounts withdrawn from the Contract Value by You and charges described in this Contract will be deducted from the Fixed Account and the Variable Accounts based on the proportion that the values of the Fixed Account and the Variable Accounts bear to the Contract Value.

All values and benefits are equal to or more than those required by law. The official responsible for supervising insurance in the state where the Contract is delivered has a detailed summary of the method we use to determine values.

FIXED ACCOUNT VALUE
The Fixed Account Value is equal to:
         (1)     the net premium payments allocated to the Fixed Account, PLUS
         (2)     amounts transferred to the Fixed Account, PLUS
         (3)     interest credited to the Fixed Account, MINUS
         (4) any partial withdrawals or transfers from the Fixed Account, MINUS
         (5) any withdrawal charges, Contract fees or premium taxes deducted from the Fixed Account.


VA-95                                 Page 8

The Company will credit interest to the Fixed Account. The minimum Fixed Account interest rate is the rate shown on Page 3, compounded annually. The Company, at its discretion, may credit interest rates greater than the minimum Fixed Account interest rate.

SEPARATE ACCOUNT VALUE
The Separate Account Value is equal to the sum of the values in all the Variable Accounts of the Separate Account, each of which is, prior to the Annuity Commencement Date, equal to:
         (1)     net premium payments allocated to that Variable Account, PLUS
         (2)     any amount transferred to that Variable Account, PLUS
         (3) any interest income, dividends, capital gains, realized or unrealized, in that Variable Account, MINUS
         (4) any partial withdrawals or transfers of amounts from that Variable Account (including any applicable transfer charges), MINUS
         (5) any withdrawal charges, Contract Fees or premium taxes deducted from that Variable Account, MINUS
         (6)     realized or unrealized net capital losses in that Variable
                 Account.

CONTRACT FEE
We charge a fee for establishing and maintaining our records for this Contract. The charge is $7.50 per quarter and is deducted from the Contract Value at the end of each three month period measured from the Date of Issue or, if earlier, on the date of a full withdrawal. This charge does not apply after a payout plan has begun.

PREMIUM TAX CHARGES
A charge will be made by us against the Contract Value of this Contract at the time any premium taxes not previously deducted are payable.

TRANSFERS OF CONTRACT VALUES
While this Contract is in force prior to the Annuity Commencement Date, You may transfer, by Written Request, Contract Values from one or more of the Variable Accounts to another one or more of the Variable Accounts or to the Fixed Account. You may make 12 such transfer requests per Contract Year without charge. A charge of $25.00 will be imposed for each transfer request in excess of 12. The transfer fee, if any, will be deducted from the Variable Account(s) from which the transfer is made. If a transfer is made from more than one Variable Account at the same time, the transfer fee will be deducted pro-rata from the remaining Separate Account Values in such Variable Accounts. We reserve the right to waive the transfer fee.

While this Contract is in force prior to the Annuity Commencement Date, You may transfer up to 20% of the Fixed Account Value from the Fixed Account to one or more of the Variable Accounts in any Contract Year. There is no charge for transfers from the Fixed Account to one or more of the Variable Accounts. Amounts transferred under the Interest Sweep Provision are included in the maximum amount which can be transferred from the Fixed Account in any Contract Year.


VA-95                                 Page 9

After annuity payments have begun, You may exchange annuity units from one or more of the Variable Accounts for annuity units of one or more of the Variable Accounts once each Contract Year. There is no charge for this exchange.

If you transfer Contract Value from an Eligible Variable Account, you will no longer be eligible for the Maturity Benefit that applied to that amount.

The transfer privileges may be suspended or modified by us at any time.

Amounts deducted from the Fixed Account for charges, withdrawals and transfers to the Variable Accounts, for the purpose of crediting interest are accounted for on a last in, first out basis. Amounts deducted from the Variable Accounts for charges, withdrawals and transfers to the Fixed Account or among the Variable Accounts, for the purpose of determining the Maturity Benefit are accounted for on a last in, first out basis.

DOLLAR COST AVERAGING
Before the Annuity Commencement Date, You may elect to have an amount You specify automatically transferred from one Variable Account to one or more other Variable Accounts. Dollar Cost Averaging transfers will be made quarterly. The amount transferred must be at least $100. There is no charge for dollar cost averaging transfers.

INTEREST SWEEP
Before the Annuity Commencement Date, You may elect to have any interest credited to the Fixed Account automatically transferred to one or more Variable Accounts at the beginning of each calendar quarter. There is no charge for interest sweep transfers.

AUTOMATIC ACCOUNT BALANCING
Before the Annuity Commencement Date, You may elect automatic account balancing. If You select this option, on the first Valuation Day of a calendar quarter, we will automatically balance your variable accounts to match your premium allocation percentages. There is no charge for automatic account balancing.

                    SECTION 6 - SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT
Variable benefit payments under the Contract are provided through the Separate Account. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. The portion of the assets of the Separate Account equal to the reserves and other Contract liabilities of the Separate Account are not chargeable with the liabilities arising out of any other business that we may conduct and which has no specific relation to or dependence upon the Separate Account. We have the right to transfer to our general account any assets of the Separate Account which are in excess of such reserves and other liabilities. The Company established the Separate Account to support the operations of this Contract and other variable Contracts the Company may offer.


VA-95                                Page 10

VARIABLE ACCOUNTS
The assets of the Separate Account are divided into subdivisions called Variable Accounts that are listed on Page 3A of this Contract and in the current prospectus You received. Each Variable Account invests exclusively in shares of a corresponding Portfolio of a Fund listed on Page 3A of this Contract. The income, gains and losses, whether or not realized, from assets allocated to each Variable Account shall be credited to or charged against such Variable Account without regard to other income, pains, or losses of any other Variable Account. Any amounts of income, dividends and gains distributed from the shares of a Fund are re-invested in additional shares of that Fund at its net asset value.

The Separate Account supporting benefits of this Contract and the reserves supporting variable annuity payments under this Contract provided by the Separate Account depend on the investment performance of the Funds in which your selected Variable Accounts are invested. We do not guarantee the investment performance of the Funds. You bear the investment risk related to Separate Account Value and variable annuity payments supported by the Variable Accounts.

You may have up to 10 different Accounts at any one time.

ACCUMULATION UNITS
Net premium payments may be allocated among and amounts may be transferred to the Variable Accounts. Net premium payments or transferred amounts are converted into accumulation units of the Variable Account to which the payment is allocated or the transfer is made. The number of accumulation units of each Variable Account is determined by dividing the dollar value of a net premium payment allocated to a Variable Account by the value of one accumulation unit for the Variable Account for the valuation period during which we received the payment. The number of accumulation units so determined will not be affected by any subsequent change in the value of such accumulation unit.

ACCUMULATION UNIT VALUE
The accumulation unit value for each Variable Account will vary to reflect the investment experience of the applicable Fund. The accumulation unit value for a Variable Account will be determined on each valuation day by multiplying the accumulation unit value of the Variable Account on the preceding valuation day by the net investment factor for that Variable Account for the next following valuation period then ended. The value of the Variable Account on each valuation day is then determined by multiplying the number of accumulation units in that Variable Account by the accumulation unit value on that valuation day.

VALUE OF ANY VARIABLE ACCOUNT
Allocation of net premiums and transfers to a Variable Account will increase the number of accumulation units of that Variable Account. Partial withdrawals and transfers from a Variable Account will result in cancellation of accumulation units of that Variable Account as will a full withdrawal, death of any owner, the Annuity Commencement Date and the deduction of a Contract fee and any applicable premium taxes. Accumulation units are canceled as of the end of


VA-95                                Page 11
the Valuation Period in which the Company receives a Written Request or notice regarding the event.

NET INVESTMENT FACTOR
The net investment factor is an index applied to measure the investment performance of a Variable Account from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease from day to day.

The net investment factor for each Variable Account is equal to the net asset value per share of the corresponding Fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by the Fund) divided by the net asset value per share of the corresponding Fund at the beginning of the valuation period and subtracting from that amount the mortality and expense risk charge and the administration charge shown on Page 3.

ANNUITY UNIT VALUE
The value of an annuity unit for each Variable Account will vary to reflect the investment experience of the applicable Fund. The value of an annuity unit for a Variable Account will be determined on each valuation day by multiplying the annuity unit value of the Variable Account on the preceding valuation day by the product of (a) the net investment factor for that Variable Account for the day for which the annuity value is being calculated and (b) an interest factor to neutralize the assumed interest rate.

You may choose an assumed interest rate of 3%, 4%, or 5% at the time a variable payout plan is selected.

                       SECTION 7 - WITHDRAWAL PROVISIONS

PARTIAL WITHDRAWALS
You may request, in writing, to withdraw part of the Contract Value in amounts not less than $250. Your request must be received before the Annuity Commencement Date. If the Contract Value is reduced to below $1,000 by a partial withdrawal, the Company reserves the right to pay the Surrender Value to the Owner in a lump sum. Such payment will terminate the Contract and all obligations under the Contract.

You specify the Variable Account(s) or Fixed Account from which the partial withdrawal is made. If You do not specify from which accounts the withdrawal is to be made or the amount in the designated account is inadequate to comply with your request, we will make the withdrawal pro-rata from each Variable Account and the Fixed Account based on the proportion that your Variable Account Values and the Fixed Account Value bear to the Contract Value prior to the withdrawal.


VA-95                                Page 12

We will pay You the amount You request in connection with a partial withdrawal by canceling Accumulation Units from the appropriate Variable Accounts and/or reducing the value of the Fixed Account.

ANNUAL FREE WITHDRAWAL AMOUNT
The annual free withdrawal amount is equal to 10% of the Contract Value at the beginning of the Contract Year. For the purpose of determining the annual free withdrawal amount and any withdrawal charge, amounts withdrawn will be deemed to be from premiums. There will be a withdrawal charge on partial withdrawals in excess of the annual free withdrawal amount.

FULL WITHDRAWAL OF CONTRACT VALUE
You may cancel this Contract by Written Request and receive the Surrender Value at any time before the Annuity Commencement Date. The Surrender Value will be the Contract Value, as of the end of the Valuation Period in which the Company receives your Written Request in our Annuity Service Office, less any withdrawal charge, Contract fee and premium taxes not previously deducted.

WITHDRAWAL CHARGES
Subject to the annual free withdrawal amount, full or partial withdrawals of Contract Values may be subject to a contingent deferred sales charge known as the Withdrawal Charge. Withdrawal Charges are determined by the number of years from the Date of Issue.

Amounts subject to the Withdrawal Charge will be deemed to be first from premium payments then from earnings.

Any applicable Withdrawal Charge will be deducted from the remaining value in the Variable Account(s) or Fixed Account from which the withdrawal is being made. If such remaining Variable Account Value(s) or Fixed Account Value is insufficient for this purpose, the Withdrawal Charge will be deducted pro-rata from all Variable Account(s) and the Fixed Account based on the remaining Contract Value in each Variable Account and the Fixed Account.

The charge is a percentage of the amount withdrawn (not to exceed the aggregate amount of premium payments made) and equals:

         Length of Time from
         Date of Issue
         (number of full years elapsed)      Charge
                 0-6                           7%
                 7                             6%
                 8                             4%
                 9                             2%
                 10                            0%


VA-95                                Page 13

No Withdrawal Charge will be assessed in the event the Contract terminates due to the death of the Annuitant or Owner or if Contract Values are applied to a life annuity or an annuity with a payment period of at least 10 years.

PAYMENT ON WITHDRAWAL
Payment on any request for withdrawal, or for the Death Benefit, will be made as soon as possible and, with respect to the Contract Values in the Variable Accounts, no later than seven days after the Written Request is received by the Company. However, such payment may be postponed for any period:
         1)      when the New York Stock Exchange is closed; or
         2)      when trading on the New York Stock Exchange is restricted; or
         3) when an emergency exists as a result of which (a) disposal of securities held in the Variable Accounts is not reasonably practicable or (b) it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

         4) during any other period when the U.S. Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the U.S. Securities and Exchange Commission will govern as to whether the conditions set forth in 2, 3 and 4 exist.

For payments or transfers from the Fixed Account, we may defer payment for up to 6 months from the date we receive your written request. We will pay interest of at least 3% per annum on the amount withdrawn if the payment is deferred more than 30 days after receipt of documentation necessary to complete the transaction.

                        SECTION 8 - OWNERSHIP PROVISIONS

CONTRACT OWNER
The Annuitant is the Owner unless otherwise stated in the application or unless changed under the Transfer of Ownership Provision. The Owner is entitled to all Contract rights and benefits while the Annuitant is alive, without the consent of any other person.

JOINT OWNER
The Contract may be owned by two persons as Joint Owners, with rights of survivorship. In this case, the Joint Owner most consent to any withdrawals or changes to the Contract or beneficiary.

CONTINGENT OWNER
If You as Owner are not the Annuitant, You may name a Contingent Owner to take over as Owner if You die before the Annuitant. The naming of a Contingent Owner will not take effect until we record it at the Annuity Service Office. We are not responsible for the tax consequences resulting from a change of ownership.


VA-95                                Page 14

TRANSFER OF OWNERSHIP
You may transfer the ownership of this Contract on forms provided by us. The completed forms must be recorded by us at our Annuity Service Office. The transfer will be effective as of the date the transfer form is signed. We may require the return of the Contract for endorsement. The transfer is subject to any payment made or other action taken by us before we received your Written Request. You may also name a Contingent Owner in the same manner.

QUALIFIED PLANS
If and while this Contract is part of a tax-qualified retirement plan under the U.S. Internal Revenue Code, You may not change the owner or assign the Contract or make withdrawals unless permitted by the plan.

BENEFICIARY
The designation of a Beneficiary in the application shall remain in effect until You change it. You may name a Beneficiary and change any named Beneficiary during the lifetime of the Annuitant by Written Request satisfactory to us. The change will take effect on the date the Written Request is signed. A change will not apply to any payment we make or any other action we take before the Written Request is received in our Annuity Service Office.

ASSIGNMENT
You may assign the Contract in writing. The assignment will not bind us until we have received a copy. Your rights and those of any Beneficiary or Contingent Owner will be subject to the assignment. We are not responsible for the validity or tax consequences of the assignment.

                      SECTION 9 - DEATH BENEFIT PROVISIONS

DEATH OF OWNER
If the Contract is owned by Joint Owners and one of them dies, the surviving Owner will become the sole new Owner. If the Contract is owned by one person and a Contingent Owner is named, the Contingent Owner will become the new Owner if the sole Owner dies. If there is no Joint or Contingent Owner at the time of the Owner's death, the estate of the Owner will become the new Owner.

If an Owner who is not also the Annuitant dies before the Annuitant and before the Annuity Commencement Date, the Contract Value will be paid to the new Owner within 5 years of the deceased Owner's death. Such new Owner may elect to receive periodic payments to begin within one year (1 ) of the deceased Owner's death. These payments must be in the form of a life annuity or an annuity for a period not exceeding the new Owner's life expectancy. However, if the new Owner is the surviving spouse of the deceased Owner, the Contract may continue. The surviving spouse may exercise all rights of ownership under the Contract.

If an Owner or Joint Owner who is the Annuitant dies before the Annuity Commencement Date, the Death of the Annuitant Provisions will apply.


VA-95                                Page 15

If an Owner dies on or after the Annuity Commencement Date, any payments that remain must be made at least as rapidly as under the payout plan in effect on the date of the Owner's death.

DEATH OF ANNUITANT

If the Annuitant dies before the Annuity Commencement Date, the Beneficiary will be paid a death benefit. The death benefit is equal to the greater of (a) the Contract Value as of the date satisfactory proof of death and payment instructions are received by the Company and (b) the premium payments minus any prior withdrawals. Any death benefit will be paid to the Beneficiary either in one sum or in the form of an annuity if the Beneficiary should so elect within 60 days of the Annuitant's death. The annuity must be in the form of a life annuity or an annuity for a period not exceeding the Beneficiary's life expectancy. However, if the Annuitant is an Owner and the surviving spouse is the sole beneficiary, the surviving spouse may elect to continue the Contract becoming the new Owner and Annuitant.

PROOF OF DEATH
Proof of death satisfactory to the Company consists of a certified copy of the death record or a certified copy of a court decree reciting a finding of death or any other proof satisfactory to the Company.

REQUIRED DISTRIBUTIONS
An Owner or Beneficiary who is required to begin to receive payments in the form of a life annuity or annuity for a period certain not exceeding the recipient's life expectancy may choose a payout plan.

PRIORITY OF BENEFICIARIES
You may designate the Beneficiaries as primary or contingent to indicate the order in which they take. If You name two or more Beneficiaries of the same class they will share equally unless You state how they are to share. If You identify a relative as a Beneficiary, we will interpret that to mean a relative of the Annuitant unless You state the relationship is to another person.

Any death benefit will be paid to the primary beneficiaries who are living when payments are due. If there are no living primary beneficiaries, payments will be made to those contingent beneficiaries who are living when payment is due. If all the beneficiaries have predeceased the Annuitant, the death benefit will be paid to the Owner, if living, or the Annuitant's estate.

Any beneficiary who dies within 10 days of the Annuitant's death will not be entitled to any benefits payable on the Annuitant's death unless that beneficiary is living when we receive due proof of the Annuitant's death.

                      SECTION 10 - PAYOUT PLAN PROVISIONS

ANNUITY COMMENCEMENT DATE


VA-95                                Page 16

We will start annuity payments to the Annuitant on the Annuity Commencement Date shown on Page 3 unless You request a change in the Annuity Commencement Date. You can change the Annuity Commencement Date to any Contract anniversary or to any date on which You withdraw the Contract Value. Your Written Request must be received in our Annuity Service Office at least 31 days prior to the existing Annuity Commencement Date. Annuity payments must commence no later than the Annuitant's 85th birthday.

If you change the Annuity Commencement Date to a date earlier than the Maturity Benefit Date, you will no longer be eligible for the Maturity Benefit.

PAYOUT PLANS
You may apply the Contract Value, less any applicable surrender charges, under any of the following payout plans or any other plan then being offered by the Company. Payout Plans may be fixed or variable or a combination of both.

You may request quarterly, semi-annual, or annual annuity payments instead of monthly payments.

         1)  Installment Income Plans
                 (A) Fixed Period - Paid in monthly payments for the number of years You select from 1 to 30 years. The amount of the payment is not guaranteed if a variable payout is selected. If a fixed payout is selected, the payments for each $1,000 applied will not be less than those shown in the Fixed Period Table in Section 13. Payments may be commuted.

                 (B) Fixed Amount - Paid in equal monthly installments of $5.00 or more for each $1,000 applied. The number of payments is not guaranteed if a variable payout is selected. If a fixed payout is selected, payments will be made until the full amount applied with compound interest at not less than 3% is used up. Payments may be commuted.

         2)  Life Income Plans
                 (A) One Life - Paid monthly during the lifetime of the Payee. We will guarantee payments for either 10 or 20 years and for as long as the Payee lives. The amount of the payment is not guaranteed if a variable payout is selected. If a fixed payout is selected, the payments for each $1,000 applied will not be less than those shown in the One Life Table. The amount paid is based on the Payee's sex and age on the date of the first annuity payment. Payments guaranteed for 10 or 20 years may be commuted. Payments guaranteed only for the life of the Payee may not be commuted.

                 (B) Joint and Survivor - paid in monthly payments jointly to two Payees and after one dies to the surviving Payee. The amount paid is based on the Payees' sex and age on the date of the first payment. If either one dies before the due date of the


VA-95                                Page 17
                 first payment, we will pay the survivor under the Life Income Plan A with payments guaranteed for 10 years. Payments may not be commuted.

VARIABLE PAYOUT
A variable payout plan is a payout plan with payments increasing or decreasing in amount in accordance with the annuity unit values of one or more of the Variable Account(s) (as described in the Separate Account Provisions). After the first monthly payment for a variable payout has been determined in accordance with the provisions of this Contract, a number of annuity units is determined by dividing that first monthly payment by the appropriate Variable Account annuity unit value on the Annuity Commencement Date.

Once variable payments begin, the number of annuity units remains fixed with respect to a Variable Account. If the Contract Owner elects by Written Request to exchange annuity units of one Variable Account for those of another Variable Account, the number will change effective with that election but will remain fixed in number following such election. The method of calculating the annuity unit value is described under the Separate Account Provisions.

The dollar amount of the second and subsequent variable payments is not predetermined and may increase or decrease from period to period. The actual amount of each variable payment after the first is determined by multiplying the number of annuity units by the annuity unit values described in the Separate Account Provisions.

FIXED PAYOUT
We guarantee interest under all fixed payout plans at a minimum rate of 3% a year. We may increase the interest rate above the minimum. Monthly payments on Life Income Plans will be based on the interest rate in effect on the due date of the first payment.

CHOOSING A PAYOUT PLAN
You may choose or change a payout plan any time before the Annuity Commencement Date. The choice must be in writing and in a form satisfactory to us. The minimum amount which may be applied under a payout plan is $2,500. Any choice involving more than one payout plan must have our approval.

If You do not elect a payout plan by the Annuity Commencement Date, we will apply the Contract Value, less any applicable surrender charges, under Life Income Plan A with payments guaranteed for 10 years. The Contract Value will be allocated to a fixed and variable payout in the same proportion that Your interest in the Fixed and Variable Accounts bears to the total Contract Value. When a Payee who is entitled to a payment in one sum chooses a payout plan, the rights of all other Beneficiaries end. Any amount payable when a Payee dies will be paid in one sum to the Payee's estate unless the Payee has named a Successor Payee.

Each payment must be at least $25. We may change the number of payments we make in a year so that each payment is at least $25.


VA-95                                Page 18

DATE OF PAYMENT
The first payment under any payout plan will be made on the fifteenth day of the month immediately following your selection of a plan. Subsequent payments shall be made on the fifteenth day of each subsequent month in accordance with the manner of payment selected.

                         SECTION 11 - MATURITY BENEFIT

MATURITY BENEFIT
On the Maturity Benefit Date, we will pay the Maturity Benefit if the value of an Eligible Variable Account is less than the sum of the premium payments which were allocated to that Eligible Variable Account and which have remained continuously for a minimum of ten years in that Eligible Variable Account.

The Maturity Benefit is equal to:
         a) the premium payments which were allocated to that Eligible Variable Account which have remained continuously for a minimum of ten years in that Eligible Variable Account, minus

         b) the value of that Eligible Variable Account on the Maturity Benefit Date.

Eligible Variable Accounts are those which are invested in Funds which invest primarily in stocks, equity securities, bonds or money market instruments. These Funds are identified on Page 3A. The Maturity Benefit Date is the later of the Annuitant's age 70 or 10 years after the date of issue.

                        SECTION 12 - GENERAL PROVISIONS

CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
If required, approval of or change of any investment policy will be filed with the Insurance Department of the State of Massachusetts and the state where this Contract is delivered.

When permitted by law, we may create new separate accounts; combine separate accounts, including the Separate Account; add new Variable Accounts to or remove existing Variable Accounts from the Separate Account or combine Variable Accounts; make new Variable Accounts or other Variable Accounts available to such classes of Contracts as we may determine; add new Funds or remove existing Funds; if shares of a Fund are no longer available for investment or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Separate Account, substitute a different Fund for any existing Fund; de-register the Separate Account under the Investment Company Act of 1940 in the event registration is no longer required; operate the Separate Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and make any changes to the Separate Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.


VA-95                                Page 19

If shares of the Fund underlying an Eligible Variable Account are no longer available for investment by the Separate Account such that the Company is forced to redeem all shares of the Fund, the Company will not pay a Maturity Benefit on premium payments allocated to such Eligible Variable Account. The Company will pay a Maturity Benefit on premium payments allocated to an Eligible Variable Account if: (a) the Fund underlying an Eligible Variable Account changes its investment objective; or (b) the Company determines that an investment in a Fund underlying an Eligible Variable Account is no longer appropriate in light of the purposes of the Separate Account.

CREDITOR'S CLAIMS
All payments under the Contract will be exempt from the claims of creditors and legal process to the extent permitted by law. No payment will be transferred, assigned or withdrawn before it becomes payable unless we agree.

INCONTESTABILITY
The Contract will be incontestable from the Date of Issue.

INCORRECT AGE OR SEX
If the Annuitant's age or sex has been misstated, the amount of the annuity payable by the Company shall be that provided by that portion of the amounts allocated to effect such annuity on the basis of the corrected information without changing the date of the first payments of such annuity. Any overpayment we make will be charged with compound interest against subsequent payments. Any amounts we owe as a result of under-payment will be paid with compound interest upon receipt of notice of the underpayment. The rate will be the rate we use to determine the number or amount of the payments.

MODIFICATION OF CONTRACT
Any change in the Contract or waiver of its provisions must be in writing and signed by our President, a Vice President, our Secretary or Assistant Secretary. No other person can change or waive any of its provisions.

Upon notice to You, the Company may modify the Contract if necessary to permit the Contract or the Separate Account to comply with any applicable law or regulation issued by a government agency or if necessary to assure continued qualification of the contract under the Internal Revenue code or other federal or state laws relating to retirement annuities or variable annuities contracts; or if necessary to effect a change in the operation of the Separate Account; or if the modification provides additional investment options.

In the event of such modifications, the Company will make the appropriate endorsement to the Contract.

NON-PARTICIPATING
This Contract does not participate in surplus earnings.


VA-95                                Page 20

PROOF OF FACTS
We may ask any person claiming the right to payments for proof satisfactory to us of such person's age, sex and right to payment. Any payments we make relying on that proof discharge us from any obligation to make that payment to another person.

REPORTS TO THE OWNER
We will provide You with a report showing the Contract Values at least once each year. We will also provide You an annual report of the Separate Account and any other notice or report required by law to be delivered to Owners. All reports and notices will be sent to your last known address.

SUBMISSION OF CONTRACT
We may ask You to relinquish the Contract or send it to us for endorsement before we make any payment. Failure to have You surrender the Contract or note payment on it does not indicate that we have not made payment.

VOTING PRIVILEGES
So long as Federal law requires, we will give You certain voting privileges. As Contract Owner, if You have voting privileges, we will send a notice to You telling You the time and place of a shareholder meeting. The notice will also explain the matter to be voted upon and how many votes You get.

The amount of the payment is not guaranteed if a variable payout is selected. If a fixed payout is selected, the payments for each $1,000 applied will not be less than those shown in the Fixed Period Table in Section 13.


VA-95                                Page 21

                              SECTION 13 - TABLES

                       FIXED PERIOD MINIMUM INCOME TABLE*
                    Monthly Payments for each $1,000 applied


-------------------------------------------------------------------------------------
NUMBER        MONTHLY         NUMBER         MONTHLY         NUMBER        MONTHLY
  OF          INSTALL-          OF           INSTALL-          OF          INSTALL-
 YEARS         MENTS           YEARS          MENTS           YEARS         MENTS
-------------------------------------------------------------------------------------
       1           84.47            11            8.86             21           5.32
       2           42.86            12            8.24             22           5.15
       3           28.99            13            7.71             23           4.99
       4           22.06            14            7.26             24           4.84
       5           17.91            15            6.87             25           4.71

       6           15.14            16            6.53             26           4.59
       7           13.16            17            6.23             27           4.47
       8           11.68            18            5.96             28           4.37
       9           10.53            19            5.73             29           4.27
      10            9.61            20            5.51             30           4.18
-------------------------------------------------------------------------------------

             *Values are based on compound interest at 3.0% a year.
                     Other rates are available on request.


VA-95                                Page 22

                         ONE LIFE MINIMUM INCOME TABLE*
                    Monthly Payments for each $1,000 applied


------------------------------------------------------------------------------------------------------------------
                   Age of        Life Only Income         Life 10 Years Certain         Life 20 Years Certain
                   Payee   ---------------------------------------------------------------------------------------
                    Last         Male        Female        Male          Female          Male          Female
                  Birthday
------------------------------------------------------------------------------------------------------------------
                         50          4.17         3.82         4.13           3.81           4.01           3.76
                         51          4.24         3.88         4.20           3.87           4.07           3.81
                         52          4.32         3.95         4.27           3.93           4.13           3.86
                         53          4.40         4.01         4.35           3.99           4.19           3.92
                         54          4.49         4.08         4.43           4.06           4.25           3.97
                         55          4.58         4.15         4.51           4.13           4.31           4.03
                         56          4.67         4.23         4.60           4.20           4.37           4.09
                         57          4.78         4.31         4.70           4.28           4.44           4.15
                         58          4.88         4.40         4.80           4.36           4.50           4.22
                         59          5.00         4.49         4.90           4.44           4.57           4.29
                         60          5.12         4.59         5.01           4.54           4.63           4.35
                         61          5.26         4.69         5.13           4.63           4.70           4.42
                         62          5.40         4.80         5.25           4.73           4.77           4.49
                         63          5.55         4.92         5.37           4.84           4.83           4.57
                         64          5.71         5.04         5.51           4.95           4.89           4.64
                         65          5.89         5.18         5.65           5.07           4.95           4.71
                         66          6.07         5.32         5.79           5.20           5.01           4.78
                         67          6.27         5.47         5.94           5.33           5.07           4.85
                         68          6.48         5.64         6.10           5.48           5.12           4.92
                         69          6.71         5.82         6.26           5.62           5.17           4.99
                         70          6.95         6.01         6.42           5.78           5.22           5.05
                         71          7.20         6.22         6.59           5.94           5.26           5.11
                         72          7.47         6.44         6.76           6.11           5.30           5.17
                         73          7.76         6.68         6.93           6.29           5.33           5.22
                         74          8.07         6.94         7.11           6.48           5.36           5.27
                         75          8.41         7.23         7.29           6.67           5.39           5.31
                         76          8.76         7.53         7.46           6.86           5.42           5.35
                         77          9.15         7.86         7.64           7.06           5.44           5.38
                         78          9.56         8.22         7.81           7.26           5.45           5.40
                         79          9.99         8.60         7.98           7.46           5.47           5.43
                         80         10.46         9.02         8.14           7.66           5.48           5.45
                         81         10.96         9.47         8.29           7.85           5.49           5.46
                         82         11.49         9.96         8.44           8.04           5.49           5.48
                         83         12.05        10.49         8.58           8.22           5.50           5.49
                         84         12.65        11.06         8.71           8.39           5.50           5.49
                         85         13.29        11.67         8.83           8.55           5.51           5.50
                         86         13.97        12.34         8.95           8.69           5.51           5.50
                         87         14.69        13.05         9.05           8.83           5.51           5.51
                         88         15.46        13.82         9.14           8.95           5.51           5.51
                         89         16.27        14.62         9.22           9.05           5.51           5.51
                         90         17.14        15.47         9.30           9.15           5.51           5.51
------------------------------------------------------------------------------------------------------------------

             *Values are based on compound interest at 3.0% a year.
                     Other rates are available on request.


VA-95                                Page 23

                  JOINT & SURVIVOR WITH 10 YEAR CERTAIN TABLE*
                    Monthly Payments for each $1,000 applied


------------------------------------------------------------------------------------------------
                           Number of Years Younger                Same   Number of Years Older
                                                                  Age
  Female:       7       6      5       4       3      2       1            1       2       3
------------------------------------------------------------------------------------------------
Male Age:
================================================================================================
        50   3.36    3.38   3.41    3.44    3.46   3.49    3.52    3.55    3.57    3.60    3.63
        51   3.39    3.42   3.45    3.48    3.51   3.53    3.56    3.59    3.62    3.65    3.68
        52   3.43    3.46   3.49    3.52    3.55   3.58    3.61    3.64    3.67    3.70    3.73
        53   3.47    3.50   3.53    3.56    3.60   3.63    3.66    3.69    3.72    3.75    3.79
        54   3.51    3.55   3.58    3.61    3.64   3.68    3.71    3.74    3.78    3.81    3.84
        55   3.56    3.59   3.63    3.66    3.70   3.73    3.77    3.80    3.84    3.87    3.91
        56   3.60    3.64   3.68    3.71    3.75   3.79    3.82    3.86    3.90    3.94    3.97
        57   3.65    3.69   3.73    3.77    3.81   3.84    3.88    3.92    3.96    4.00    4.04
        58   3.70    3.74   3.78    3.82    3.87   3.91    3.95    3.99    4.03    4.07    4.12
        59   3.76    3.80   3.84    3.89    3.93   3.97    4.02    4.06    4.11    4.15    4.19
        60   3.82    3.86   3.90    3.95    4.00   4.04    4.09    4.14    4.18    4.23    4.28
        61   3.88    3.92   3.97    4.02    4.07   4.12    4.17    4.22    4.27    4.32    4.37
        62   3.94    3.99   4.04    4.09    4.14   4.19    4.25    4.30    4.35    4.41    4.46
        63   4.01    4.06   4.11    4.17    4.22   4.28    4.33    4.39    4.45    4.50    4.56
        64   4.08    4.13   4.19    4.25    4.31   4.37    4.43    4.49    4.55    4.60    4.66
        65   4.15    4.21   4.27    4.33    4.40   4.46    4.52    4.59    4.65    4.71    4.78
        66   4.23    4.30   4.36    4.43    4.49   4.56    4.63    4.69    4.76    4.83    4.90
        67   4.32    4.39   4.45    4.52    4.59   4.66    4.74    4.81    4.88    4.95    5.02
        68   4.41    4.48   4.55    4.63    4.70   4.78    4.85    4.93    5.01    5.08    5.16
        69   4.50    4.58   4.66    4.74    4.81   4.90    4.98    5.06    5.14    5.22    5.30
        70   4.61    4.69   4.77    4.85    4.94   5.02    5.11    5.19    5.28    5.37    5.45
        71   4.71    4.80   4.89    4.97    5.06   5.16    5.25    5.34    5.43    5.52    5.61
        72   4.83    4.92   5.01    5.11    5.20   5.30    5.40    5.49    5.59    5.69    5.78
        73   4.95    5.04   5.14    5.24    5.35   5.45    5.55    5.66    5.76    5.86    5.96
        74   5.08    5.18   5.28    5.39    5.50   5.61    5.72    5.83    5.93    6.04    6.14
        75   5.21    5.32   5.43    5.55    5.66   5.78    5.89    6.01    6.12    6.23    6.34
------------------------------------------------------------------------------------------------


             *VALUES ARE BASED ON COMPOUND INTEREST AT 3.0% A YEAR.
               OTHER RATES NOT SHOWN WILL BE PROVIDED ON REQUEST.



VA-95                                Page 24

                        IL ANNUITY AND INSURANCE COMPANY
                           2960 North Meridian Street
                          Indianapolis, Indiana  46208





              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               NON-PARTICIPATING
                                FLEXIBLE PREMIUM
                           INCOME PAYABLE AT MATURITY
 DEATH BENEFIT PAYABLE IN THE EVENT OF THE ANNUITANT'S DEATH PRIOR TO MATURITY





For service or information about your policy, contact the ANNUITY SERVICE OFFICE, P.O. BOX 364, HADDAM, CT, 06438, 1-800-388-1331 or contact your agent.